UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ___)*


                                  ENETPC, INC.
                      -------------------------------------
                                (NAME OF ISSUER)


                          COMMON STOCK, $0.01 PAR VALUE
                     --------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                   29275K 10 2
                     --------------------------------------
                                 (CUSIP NUMBER)


                                  JULY 14, 2000
               ---------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)



         The remainder of this cover page should be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

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CUSIP No. 29275K 10 2                               Page 2 of 6 pages, including
                                                    exhibits
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1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

     David R. Pomije
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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                        (b) [ ]
     N/A
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3    SEC USE ONLY

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4    CITIZENSHIP OR PLACE OF ORGANIZATION
     USA
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               NUMBER OF                 5    SOLE VOTING POWER
                SHARES                        308,825
                                         ---------------------------------------
              BENEFICIALLY               6    SHARED VOTING POWER
                OWNED BY
                                         ---------------------------------------
                 EACH                    7    SOLE DISPOSITIVE POWER
               REPORTING                      308,825
                                         ---------------------------------------
                PERSON                   8    SHARED DISPOSITIVE POWER
                 WITH
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9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     308,825
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10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*    [ ]

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11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     6.58%
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12   TYPE OF REPORTING PERSON*
     IN
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14.  Check the appropriate box to designate the rule pursuant to which this
     Schedule is filed:
                      [ ]  Rule 13d-1(b)
                      [X]  Rule 13d-1(c)
                      [ ]  Rule 13d-1(d)
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                                  SCHEDULE 13G

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CUSIP No. 29275K 10 2                               Page 3 of 6 pages, including
                                                    exhibits
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                                     Item 1

(a)      Name of Issuer:
                  eNetpc, Inc.

(b)      Address of Issuer's Principal Executive Offices:
                  6825 Shady Oak Road
                  Eden Prairie, Minnesota  55344

                                     Item 2

(a)      Name of Person Filing
                  David R. Pomije

(b)      Address of Principal Business Office or, if none, Residence:
                  3120 North Shore Drive
                  Orono, Minnesota  55391

(c)      Citizenship:
                  United States

(d)      Title of Class of Securities:
                  Common Stock, $0.01 Par Value

(e)      CUSIP Number:
                  29275K 10 2

                                  SCHEDULE 13G

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CUSIP No. 29275K 10 2                               Page 4 of 6 pages, including
                                                    exhibits
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                                     Item 3

If this statement is filed pursuant to ss. ss. 240.13d-1(b) or 240.13d-2(b) or
(c), check whether the person filing is a:             Not Applicable

(a)  [ ]   Broker or dealer registered under section 15 of the Act.
(b)  [ ]   Bank as defined in section 3(a)(6) of the Act.
(c)  [ ]   Insurance company as defined in section 3(a)(19) of the Act.
(d)  [ ]   Investment company registered under section 8 of the Investment
     Company Act of 1940.
(e)  [ ]   An investment advisor in accordance with rule 13d-1(b)(1)(ii)(E);
(f)  [ ]   An employee benefit plan or endowment fund in accordance with rule
     13d-1(b)(1)(ii)(F);
(g)  [ ]   A parent holding company or control person in accordance with rule
     13d-1(b)(1)(ii)(G);
(h)  [ ]   A savings associations as defined in Section 3(b) of the Federal
     Deposit Insurance Act.
(i)  [ ]   A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;
(j)  [ ]   Group, in accordance with rule 13d-1(b)(1)(ii)(J).

                                     Item 4
Ownership:
         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)  Amount beneficially owned: 308,825

(b)  Percent of Class:          6.58%

(c)  Number of shares as to which the person has:

         (i) Sole power to vote or to direct the vote:   308,825

         (ii)Shared power to vote or to direct the vote: -0-

         (iii) Sole power to dispose or to direct the disposition of:    308,825

         (iv)Shared power to dispose or to direct the disposition of:    -0-

                                  SCHEDULE 13G

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CUSIP No. 29275K 10 2                               Page 5 of 6 pages, including
                                                    exhibits
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                                     Item 5

Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

                                     Item 6

Ownership of More than Five Percent on Behalf of Another Person.

N/A

                                     Item 7

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

N/A

                                     Item 8

Identification and Classification of Members of the Group.

N/A

                                     Item 9

Notice of Dissolution of Group.

N/A

                                  SCHEDULE 13G

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CUSIP No. 29275K 10 2                               Page 6 of 6 pages, including
                                                    exhibits
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                                     Item 10

Certification:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 13, 2001                                    (Date)


/s/ David Pomije                                     (Signature)
------------------------

David R. Pomije                                      (Name/Title)